UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2009

WESTWOOD ONE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14691	95-3980449
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 West 57th Street, 5th Floor New York, NY	10019
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 641-2000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
On March 3, 2009, Westwood One, Inc. (the “Company”) announced that it had agreed in principle to a non-binding term sheet (the “Debt Term Sheet”) with holders of its Existing Notes (as defined below) and lenders under its Existing Credit Agreement (as defined below) (collectively, the “Debt Holders”), which outlines the principal terms of a restructuring of all of the Company’s outstanding long-term indebtedness (approximately $241 million in principal amount) (the “Debt Restructuring”). Completion of the Debt Restructuring would be conditioned upon, among other things, receipt of internal approvals by the Debt Holders, completion of due diligence by the Debt Holders, negotiation and execution of definitive documentation, an investment of $25 million in equity by funds managed by The Gores Group, LLC (“Gores”) and an infusion of $35 million in new financing (in the form of a New Revolver and New Term Loan as described below) which would be guaranteed by Gores. The Company also announced that, simultaneously with the agreement in principle with the Debt Holders, it agreed in principle to a non-binding term sheet (the “Equity Term Sheet”) with Gores, which, subject to the negotiation and execution of definitive documentation, is intended to form the basis of an equity restructuring of the Company.
The Debt Term Sheet generally provides as follows:
The Debt Term Sheet contemplates that the Debt Holders would exchange all of their existing indebtedness in the Company for: (1) $117.5 million aggregate principal amount of new senior secured notes (the “New Senior Notes”), maturing July 15, 2012; (2) 25% of the Company’s common stock (the “Common Stock”) and (3) a one-time cash payment of $25.0 million. The New Senior Notes would bear interest at 15% per annum payable 10% in cash and 5% in-kind (which would be added to principal quarterly in order to accrue interest but would not be payable until maturity). The New Senior Notes would be prepayable, at any time, in whole or in part without premium or penalty and would contain certain representations and warranties, covenants and events of default. In addition, the Company would be subject to certain financial covenants, including limitations on capital expenditures and a maximum senior secured leverage test. The New Senior Notes would be guaranteed by the Company’s domestic subsidiaries (the “Guarantors”) and would be secured by a first priority lien in substantially all of the assets of the Company and the Guarantors. Gores would agree to purchase the debt held by those Debt Holders who do not wish to participate in the New Senior Notes at a discount and any debt purchased by Gores would be exchanged along with the other Debt Holder debt for the same consideration of New Senior Notes, Common Stock and cash, as described above.
Additionally, after the closing, as long as the Debt Holders hold a minimum of 15% of the Company’s Common Stock, the holders of a majority of the Common Stock held by the Debt Holders would be entitled to nominate one member of the Company’s Board of Directors. As long as such nominee is reasonably acceptable to Gores, Gores would vote its Common Stock in favor of the election of such nominee.
The Company is currently in negotiations with a third-party lender (though no firm commitment has been obtained) for: (1) a new $15.0 million revolving credit facility on a senior unsecured basis (the “New Revolver”) and (2) a new $20.0 million unsecured term loan (the “New Term Loan”) subordinated to the New Senior Notes and the New Revolver. Each of the New Revolver and the New Term Loan would mature no earlier than July 15, 2012 and would be guaranteed by Gores. Borrowings under the New Revolver and the New Term Loan are expected to bear interest at the London Interbank Offered Rate (“LIBOR”) plus a margin of 4.5%.

The Equity Term Sheet generally provides as follows:
Terms of New Convertible Preferred Stock
The Equity Term Sheet contemplates that Gores would purchase $25.0 million in shares of 8% convertible preferred stock (the “New Convertible Preferred Stock”). If issued, the New Convertible Preferred Stock would have such terms as summarized in the Equity Term Sheet and would be set forth in a certificate of designations that would be filed with the Secretary of State of the State of Delaware. The New Convertible Preferred Stock would (1) have a $25.0 million initial liquidation preference, (2) entitle holders thereof to receive dividends at a rate of 8% per annum, and (3) rank pari passu with the Company’s 7.50% Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”), which is currently held by Gores. Gores’ New Convertible Preferred Stock, together with its Series A Convertible Preferred Stock, would initially be convertible into 72.5% of the Common Stock. Subject to certain limitations, Gores’ New Convertible Preferred Stock would participate with the Common Stock on an as-converted basis with respect to voting, in all dividends and distributions, and upon liquidation.
Reconstitution of the Company’s Board of Directors
If the Company enters into a definitive agreement to issue and sell to Gores the New Convertible Preferred Stock, upon the closing of the New Convertible Preferred Stock investment, the Board of Directors (the “Board”) of the Company would be reconstituted such that Gores will take control of the Board.
“No Shop"/Market Check Period
As described in more detail in the Equity Term Sheet, for a period of 35 days following the execution of definitive documentation (the “Market Check Period”), the Company would be subject to a 35-day “no shop"/market check period. During this Market Check Period, the Company may, subject to a “no-shop provision” in the Equity Term Sheet, enter into a definitive agreement with a party other than Gores providing for the acquisition of (1) 100% of all classes of the Company’s equity securities or (2) 100% of the Company’s assets. Any such alternative proposal would have to be determined by the Board (excluding those members of the Board designated by Gores) to be more favorable to the holders of the Common Stock than the transactions contemplated by the definitive documentation to be executed by Gores and the Company and would have to include a Superior Alternative Proposal Payment (as defined in the Equity Term Sheet) to Gores. If the Company receives a Superior Alternative Proposal (as defined in the Equity Term Sheet) and the Board (excluding those members of the Board designated by Gores) would be prepared to recommend such Superior Alternative Proposal, Gores would have the right to make an offer that matches or exceeds such Superior Alternative Proposal.
Standstill
As part of the Purchase Agreement relating to Gores’ prior equity investment in the Company, dated February 25, 2008 (the “Original Purchase Agreement”), between the Company and Gores, until June 20, 2013 and for so long as Gores owns at least 15% of the voting power of the Company, Gores is subject to a standstill provision, that among other things, prohibits Gores from acquiring voting securities of the Company from anyone other than the Company in excess of 35% of the outstanding voting securities unless Gores agrees to vote the shares that increase Gores’ beneficial ownership to more than 35% in the same proportion as the non-Gores holders. The existing standstill provision would automatically terminate on the last day of the Market Check Period unless the Company has entered into, and has not terminated, a definitive agreement in connection with a Superior Alternative Proposal.
Charter Amendments; Increase in Authorized Shares; Reverse Stock Split
The Equity Term Sheet also contemplates that, following the purchase of the New Convertible Preferred Stock by Gores and Gores acquiring control of the Company, the Company would use its reasonable best efforts to obtain shareholder approval of (1) a charter amendment that would increase the number of authorized shares of Common Stock (so as to permit the full conversion of all of the then outstanding New Convertible Preferred Stock and Series A Convertible Preferred Stock into Common Stock) and (2) a reverse stock split that would reduce the number of issued and outstanding shares of Common Stock to a number of shares to be determined by the Company and Gores (together, the “Charter Amendments”).

Upon successful completion of the Charter Amendments, Gores would convert their then existing New Convertible Preferred Stock and Series A Convertible Preferred Stock for shares of Common Stock and the Debt Holders would convert their then existing preferred stock for shares of Common Stock.
The description of the Debt Term Sheet contained in this Item 8.01 is a summary of the material terms contained therein as contemplated as of the date on which it was agreed upon in principle and does not purport to be complete. The description of the Equity Term Sheet contained in this Item 8.01 is a summary of the material terms contained therein as contemplated as of the date on which it was agreed upon in principle and does not purport to be complete, and is qualified in its entirety by reference to the copy of the Equity Term Sheet attached as Exhibit 99.1 hereto and incorporated herein by reference.
Closing Conditions
The various transactions contemplated by the Equity Term Sheet are contemplated to occur concurrently with the transactions contemplated by the Debt Term Sheet, and, after negotiation and execution of definitive documentation, would be subject to certain closing conditions, including, among other things, obtaining antitrust regulatory approvals and consummating the Debt Restructuring.
Each of the Debt Term Sheet and the Equity Term Sheet represents the result of discussions regarding a possible restructuring among the Company, the Debt Holders, the new institutional lender and Gores. No assurance can be given that any of the Company, the Debt Holders, the new institutional lender and Gores will negotiate and execute definitive documentation, that the definitive documentation will reflect the terms contained in the Debt Term Sheet and the Equity Term Sheet and/or that any of the contemplated transactions will occur at all.
Current Relationship between the Company and the Debt Holders
The lenders are currently party to the Credit Agreement, dated as of March 3, 2004 (as amended, the “Existing Credit Agreement”), among the Company and the lenders party thereto, in their respective capacities as lenders, and agents or other representatives. The noteholders are collectively the holders of the Company’s outstanding 4.64% Series A Senior Guaranteed Notes due November 30, 2009 and 5.26% Series B Senior Guaranteed Notes due November 30, 2012 (collectively, the “Existing Notes”), both of which were issued under the Note Purchase Agreement, dated as of December 3, 2002, as amended among the Company and the holders of the notes issued thereunder.
Current Relationship between the Company and Gores
Gores currently owns shares of Common Stock and Series A Convertible Preferred Stock and certain warrants to purchase shares of Common Stock, each of which Gores purchased from the Company pursuant to the Original Purchase Agreement. The terms of the Original Purchase Agreement and the transactions contemplated therein, including the terms of the Series A Convertible Preferred Stock and the warrants, were more fully described in a definitive proxy statement filed with the SEC on May 14, 2008 and in a Form 8-K filed with the SEC on February 27, 2008.

Press Release
On March 3, 2009, the Company issued a press release regarding the matters described above. A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K.
Existing Debt Agreements
As previously disclosed in the Company’s public filings, the Company noted, among other things, that, absent a refinancing of its debt or significant equity offering, it would not have the funds necessary to pay its outstanding indebtedness under the Existing Credit Agreement upon maturity, which totals approximately $41 million. On February 27, 2009, such outstanding indebtedness matured and became due and payable in its entirety. The Company has not paid such amount, which constitutes an event of default under the Existing Credit Agreement. In addition, the Company failed to pay its most recent semi-annual interest payment due in respect of the Existing Notes, which constitutes an event of default under the Existing Notes. The Debt Holders, however, have agreed in principle to the terms of the Debt Term Sheet described above and to date, such Debt Holders have not sought to exercise remedies that may be available to them under applicable law or their respective existing debt agreements. The parties are currently working towards execution of definitive documentation to reflect the terms described above, however, there can be no assurance that the parties will consummate the transactions contemplated by the Debt Term Sheet or that the Debt Holders will not seek to exercise remedies that may be available to them prior to any such consummation.
Withdrawal of NYSE Appeal
On February 27, 2009, the Company withdrew its appeal of the decision by the New York Stock Exchange (the “NYSE”) to suspend and delist the Common Stock from the NYSE and its request for a review of such decision by the NYSE Regulation Inc. Board of Directors’ Committee for Review. The Company anticipates that it will be delisted shortly from the NYSE.
CAUTIONARY STATEMENT: Certain statements made in this report contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: our ability to negotiate and execute definitive documentation of the transactions contemplated by the Debt Term Sheet with the Debt Holders; our ability to continue as a going concern; our ability to negotiate and execute definitive documentation of the transactions contemplated by the Equity Term Sheet with Gores; and obtaining requisite Board, shareholder and antitrust regulatory approvals for the transactions contemplated by the Equity Term Sheet. Other key risks are described in the Company’s reports filed with the SEC, including the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this report.

Item 9.01 Financial Statements And Exhibits
(d)	The following is a list of the exhibits filed as a part of this Current Report on Form 8-K:

Exhibit No.	Description of Exhibit
99.1	Equity Term Sheet

99.2	Press Release, dated March 3, 2009, of Westwood One, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 5, 2009

WESTWOOD ONE, INC.
By:	/s/ David Hillman
	Name:	David Hillman
	Title:	Chief Administrative Officer; EVP, Business Affairs; General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Equity Term Sheet

99.2	Press Release, dated March 3, 2009, of Westwood One, Inc.